Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930-3008

Domino’s Pizza Tenders for its Common Stock

and 8 1/4% Senior Subordinated Notes Due 2011

Part of Overall Recapitalization Plan

ANN ARBOR, Michigan, February 7, 2007: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced both equity and debt tender offers as part of an overall plan to recapitalize the company. The plan consists of four key elements:

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Tender offer for up to 13.85 million shares of Domino’s Pizza, Inc. common stock at a purchase price not less than $27.50 or greater than $30.00 per share providing a liquidity event for shareholders electing to reduce their level of ownership under the newly proposed capital structure.

•	Tender offer for all of the remaining 8 1/4% Senior Subordinated Notes due 2011 issued by Domino’s, Inc. The aggregate outstanding principal amount of the notes is approximately $274 million.

•	Repayment of all outstanding borrowings under the existing senior credit facility and the termination of that facility.

•	An asset-backed securitized (ABS) facility in an amount of up to $1.85 billion.

The process to convert to securitized financing from traditional bank and bond financing is complex and the outcome cannot be predicted with exact certainty. The company anticipates obtaining the funds needed to finance the tender offers and to repay existing bank debt from a bridge loan facility (for which it has received a customary commitment) providing for borrowings of up to $1.35 billion. In the event an ABS facility is not completed, the bridge loan facility will convert into a five-year term loan which may, subject to market terms and conditions, be refinanced through traditional financing options.

In comparison to the company’s current bank and bond debt structure, or other debt options, management believes an ABS facility is an attractive source of financing with a lower interest rate and fewer restrictive covenants. After repayment of all outstanding amounts under the bridge loan facility, Domino’s Pizza expects to use all or a portion of remaining proceeds from the ABS facility to pay a significant special cash dividend and to make equivalent payments and adjustments to holders of outstanding stock options. Domino’s Pizza has retained Lehman Brothers as structuring advisor for the securitization financing.

David A. Brandon, Chairman and CEO, said, “Based on the strong cash flow characteristics of our business, the appropriate corporate finance decision for our company is one that includes significant leverage. The most efficient and flexible debt we can negotiate is asset-backed securitization, which provides the lowest cost of financing available to us. With this additional capital, we will have a considerable amount of financial flexibility and the ability to return equity to our shareholders through our announced tender offer as well as the possibility of a significant special cash dividend and future open-market share repurchases.”

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Brandon continued, “As part of this plan, we are tendering for up to 22% of our outstanding common stock in order to provide a selling opportunity for those shareholders who prefer a less-levered balance sheet. Alternatively, shareholders who don’t participate may increase their percentage ownership and will benefit from any potential future special dividends. As part of this go-forward plan, we will be recommending to our Board of Directors the discontinuation of our ordinary dividend.”

Stock Tender Offer:

Domino’s Pizza has announced a modified “Dutch auction” tender offer to purchase up to 13.85 million shares of its common stock at a price per share not less than $27.50 and not greater than $30.00, for a maximum aggregate purchase price of up to approximately $415.5 million. The company commenced the stock tender offer today and expects the stock tender offer to expire at 5:00 p.m. on March 9, 2007, unless extended. The number of shares proposed to be purchased in the stock tender offer represents approximately 22% percent of the company’s currently outstanding common stock.

The directors and executive officers of the company have all advised Domino’s Pizza that they will not participate in this tender offer. Investment funds associated with Bain Capital, LLC (who currently own approximately 27% of Domino’s Pizza’s outstanding shares) have elected not to participate in the stock tender offer. However, the company has entered into a repurchase agreement with Bain that provides for Domino’s Pizza to purchase shares from the investment funds associated with Bain shortly following the completion of the stock tender offer so that the aggregate ownership of Bain’s investment funds will not exceed one-third of Domino’s Pizza’s total outstanding shares immediately following such repurchase. This obligation to repurchase shares from Bain will be triggered if the shares tendered in the stock tender offer exceed approximately 11.6 million shares. If the stock tender offer is fully subscribed, then Domino’s Pizza will purchase approximately 1.1 million shares from Bain at the same price as is paid in the stock tender offer.

The company expects to return a significant amount of the remaining capital raised by this recapitalization to shareholders in the form of a significant special cash dividend. Any special dividend considerations are expected to occur only after the completion of the ABS funding facility, which will be dependent on conditions of the company and market at that time. In this event, the company will, pursuant to its dividend equivalent rights policy, pay option holders with vested options a cash payment equivalent to the dividend amount. Holders of unvested options will receive a reduction in exercise price, to the extent permitted by applicable law, equivalent to the dividend amount.

The information agent for the stock tender offer is MacKenzie Partners, Inc. The depositary for the offer is American Stock Transfer and Trust Company. The dealer managers for the stock tender offer are JP Morgan Securities Inc., Lehman Brothers and Merrill Lynch & Co.

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Shareholders with questions, or who would like to receive additional copies of the tender offer documents, may call the information agent toll-free at (800) 322-2885.

A modified “Dutch auction” allows shareholders to indicate how many shares and at what price within the company’s specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering shareholders, the company will determine the lowest price per share within the range that will enable it to purchase up to 13.85 million company shares, or such lesser number of shares as are properly tendered. The company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch auction.” The stock tender offer is not contingent upon a minimum number of shares being tendered but is conditioned on a number of events, including the receipt of necessary financing, as described in the offer to purchase.

None of Domino’s Pizza’s management, its Board of Directors, the dealer managers, the information agent or the depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the stock tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Shareholders should consult their financial advisor in making this decision.

Management also notes that the company’s full-year 2006 earnings release and annual report on form 10-K will be filed with the SEC on February 23, 2007.

Bond Tender Offer:

Domino’s, Inc. is offering to purchase for cash any and all of its 8 1/4% Senior Subordinated Notes due 2011 and is soliciting consents to amend provisions of the notes and the indenture dated as of June 25, 2003 in order to eliminate the restrictive covenants currently contained in the notes and the indenture. The Consent Payment Deadline (i.e., the time by which a holder must tender notes in order to be eligible to receive the consent payment equal to $20.00 per $1,000 principal amount of notes) is 5:00 p.m., New York City time, on February 23, 2007, unless extended, and the bond tender offer expires at 12:01 a.m., New York City time, on March 9, 2007, unless extended or earlier terminated. If the Company extends either of these dates and times, it will announce the new dates and times.

The price offered for the notes will be calculated on February 23, 2007, using a yield equal to a fixed spread plus the yield to maturity of a U.S. Treasury note with a maturity date that is close to July 1, 2007, the first date on which the Company may redeem the notes. The fixed spread and the reference U.S. Treasury note Domino’s is using are specified in the chart below. In addition, holders will be paid accrued interest on the tendered notes to, but not including, the settlement date of the bond tender offer. The detailed methodology for calculating the total consideration for validly tendered notes is outlined in the offer to purchase and consent solicitation statement.

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Series of Securities	Outstanding Principal Amount (in millions)	Redemption Date	Redemption Price on Redemption Date	Reference U.S. Treasury Note	Fixed Spread (in basis points)
Domino’s, Inc. 8 1/4% Senior Subordinated Notes due 2011	$273.9	July 1, 2007	104.125%	3.875% U.S. Treasury Note due July 31, 2007	+ 50

The information agent for the bond tender offer is Global Bondholder Services Corporation. The depositary for the bond tender offer is The Bank of New York. The dealer managers for the bond tender offer are JP Morgan Securities Inc., Lehman Brothers and Merrill Lynch & Co. Bondholders with questions or who would like additional copies of the bond tender offer documents may call the information agent toll-free at (866) 804-2200.

Bridge Loan Facility:

The company has obtained a commitment from Lehman Brothers, JPMorgan and Merrill Lynch, to enter into a bridge loan facility in order to provide financing for the tender offers and proceeds to repay its existing bank debt. The bridge loan facility will provide financing during the interim period between closing of the tender offers and the expected completion of the ABS facility. Borrowings under the bridge loan facility are expected to be made shortly before the expiration of the bond tender offer, in an amount sufficient to pay for tendered bonds, and shortly before settlement of the stock tender offer, in an amount sufficient to pay for tendered shares. The bridge facility will be structured to permit multiple draws in order to provide Domino’s Pizza with maximum flexibility in timing the company’s borrowings under the bridge loan facility.

ABS Facility:

Domino’s Pizza is in the process of negotiating the terms of an ABS issuance that it expects will involve securitizing substantially all of the company’s existing revenue-generating assets, which principally consist of the company’s franchise-related agreements, product distribution agreements and license agreements for our intellectual property. Domino’s Pizza has engaged Lehman Brothers as the sole structuring advisor and joint bookrunner for the ABS facility. JP Morgan Securities Inc. and Merrill Lynch & Co. will also act as joint bookrunners. The company is currently targeting the first half of 2007 for completion of the ABS facility. However, no assurance can be given that the company will be able to successfully complete an ABS facility on these terms or at all.

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Once the securitization is completed, Domino’s Pizza may use the remaining funds for general corporate purposes, including the contemplated significant special dividend. The company may also determine in the future to implement an open-market share repurchase program.

About Domino’s

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,238 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of nearly $5.0 billion in 2005, comprised of $3.3 billion domestically and $1.7 billion internationally. During the third quarter of 2006, the Domino’s Pizza® brand had global retail sales of approximately $1.2 billion, comprised of more than $700 million domestically and more than $400 million internationally. Domino’s Pizza has been named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: uncertainties relating to the outcome of the tender offers; our ability to complete an ABS facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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